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                                                                    Exhibit 99.1

Contacts:

Michael B. Moneymaker                           Wesley B. Wampler
Senior VP & Chief Financial Officer             Director of Investor Relations
Phone: 540-946-3531                             Phone: 540-949-3447
Fax: 540-946-3595                                       Fax: 540-946-3595
e-mail: moneymakerm@ntelos.com                  e-mail: wamplerwes@ntelos.com
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                NTELOS ANNOUNCES SENIOR CREDIT FACILITY AMENDMENT

Waynesboro, Va. - March 7, 2002 - NTELOS Inc. (NASDAQ: NTLO) today announced that the Company's $325 million senior credit facility has been amended. Specifically, the covenants defining minimum EBITDA requirements for the year 2002 have been revised, as have certain other financial covenants and terms of the agreement.

"We are pleased to have this amendment in place", said James S. Quarforth, chief executive officer of NTELOS. "We had remained in compliance with all covenants under the agreement and we projected continued compliance this year with all covenants except the minimum EBITDA requirement beginning with the quarter ended March 31, 2002. Transition of the acquired PrimeCo operations caused a shift of costs planned for 2000 into 2001, straining 2001 EBITDA. This amendment recognizes these timing issues and other market conditions with a revised EBITDA covenant."

The amendment resets covenant levels for trailing 12-month EBITDA in 2002 to take into account the Company's current business plan. For 2003, debt to EBITDA leverage ratios have been modified to reflect levels in line with the Company's current business plan. Since the Company has regularly exceeded minimum PCS subscriber covenant levels, these requirements have been increased - essentially accelerated by one quarter. The amendment also calls for the partial paydown of the credit facility if the Company were to sell certain excess PCS spectrum holdings or other non-strategic assets in excess of $50 million. An amendment fee of 0.375%, or $1.2 million has been paid to consenting lenders.

The credit agreement amendment will be filed as a public document.

NTELOS Inc. (NASDAQ: NTLO) is an integrated communications provider with headquarters in Waynesboro, Virginia. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Tennessee and North Carolina, including wireless digital PCS, dial-up Internet access, high-speed DSL (high-speed Internet access), and local and long distance telephone services. Welsh, Carson, Anderson & Stowe, a New York investment firm with $12 billion in private capital, is a leading shareholder of NTELOS. Detailed information about NTELOS is available online at www.ntelos.com.

Forward-looking statements made by the Company are based on a number of assumptions, estimates and projections. These statements are not guarantees of future performance and involve risks and uncertainties, including those set forth in documents filed by the Company with the Securities and Exchange Commission, and any significant deviations from these assumptions could cause actual results to differ materially from those in forward-looking statements. The Company undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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